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                     [Letterhead of McGladrey & Pullen, LLP]




Securities and Exchange Commission
Washington, DC  20549

Gentlemen:

We were previously the independent accountants of Mesabi Trust, and on March 8, 2000 we reported on the financial statements of Mesabi Trust as of January 31, 2000 and 1999 and for the three years ended January 31, 2000. On July 26, 2000 we resigned as independent accountants of Mesabi Trust effective August 1, 2000.

We have read Mesabi Trust statements included under Item 4 of its Form 8-K for July 31, 2000, and we agree with such statements.


/s/ McGladrey & Pullen, LLP

New York, New York
July 31, 2000